Exhibit 99.1

The Pantry Announces the Resignation of Mark Bierley
CARY, N.C., April 27, 2012

The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., announced today that Mark R. Bierley, the Chief Financial Officer of the company, has resigned effective May 25, 2012. Mr. Bierley has accepted a position near his home in Michigan.

The Company will begin a search for a new CFO promptly. Berry L. Epley, Vice President and Corporate Controller, will assume Mr. Bierley’s responsibilities until a successor is named.

Dennis G. Hatchell, The Pantry’s Chief Executive Officer, stated: "Mark has made tremendous contributions as CFO of the company and will be missed. However, we understand his desire to return to his home and family in Michigan and wish him success in his new position."

The timing of Mr. Bierley’s resignation will allow him to continue to serve as CFO until after the filing of the company's quarterly report on Form 10-Q  for the quarter ended March 29, 2012.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The company operates 1,611 stores in thirteen states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.